Li3 CLOSES $10 MILLION FUNDING FROM STRATEGIC PARTNER POSCO

Company Advancing Maricunga Project To The

Feasibility Study stage

SANTIAGO, CHILE—(Marketwire – August 20th, 2012) – Li3 Energy, Inc., (OTC.BB.LIEG –News) (“Li3”, “Li3 Energy” or the “Company”), a US-listed and South America based global exploration company in the lithium and minerals sector, is pleased to announce that it has closed the second tranche of funding from POSCO Canada Ltd. (“POSCAN”), a wholly-owned subsidiary of POSCO, a Republic of South Korea multinational global leader. The $10 million funding completes the $18 million financial commitment made by POSCO in August 2011. The key terms include:

•	An investment to purchase $10 million of Units (with each Unit consisting of one share of common stock and a three-year warrant to purchase one share of common stock at an exercise price of $0.21) at a price of $0.16 per Unit;
•	Li3 has agreed to reduced the strike price of the existing warrants issued to POSCAN from the initial $8 million investment (September 2011) from $0.40 to $0.21;
•	In addition, Li3 will issue POSCAN warrants to purchase an aggregate of 5 million shares of common stock exercisable for a period of two years at an exercise price of $0.15 per share.

Further information regarding the transaction can be found on Form 8K filed with the US Securities and Exchange (SEC) and posted on Li3’s website, www.li3energy.com/

Luis Saenz, CEO of Li3, stated: “This marks an important accomplishment and milestone in the history of Li3. We are extremely pleased to have closed this funding with our Strategic Partner POSCO, who has now become our largest shareholder with approximately 26% of Li3’s outstanding common stock. As previously stated, achieving this pricing at a premium to our current price is testament to the strength of Maricunga as a project. I would like to thank POSCO for their continued commitment and support, we look forward to working together to advance Maricunga and unlock its exciting potential as one of the lowest cost lithium projects worldwide.”

Li3 is now focused on initiating the necessary development plan that will advance the Maricunga project to the Feasibility Study stage, advancing our technology initiatives in pilot testing as well as identifying additional land acreage to support further development of the project.

About POSCO:

POSCO engages in the manufacture and sale of various steel products in South Korea and internationally. It offers steel for general structures and welded structures used in steel structures, bridges, ships and automobiles; atmospheric corrosion resistant steel for use in the production of containers, special vehicles and buildings, hot rolled steel used in automobile frames and wheels; and hot rolled steel for special applications. The company also provides cold rolled sheets used in cold-rolled products, such as CR, GU and color plates; steel for structural pipes, general pipes, special pipes, and carbon steel pipes for machines; steel used in high-pressure gas containers; steel for oil well pipes; and steel for pipelines. The company was founded in 1968 and is based in Seoul, South Korea.

About Li3 Energy, Inc.

Li3 Energy, Inc. is an exploration stage public company in the lithium mining and energy sector. Li3 aims to acquire, develop and commercialize a significant portfolio of lithium brine deposits in the Americas. With its controlling interest in its Maricunga Project, coupled with the completion of the NI 43–101 Compliant Measured Resource Report, Li3’s goals are to: a) advance Maricunga to the Feasibility Stage; b) support the global implementation of clean and green energy initiatives; c) meet growing lithium market demand; and d) become a mid-tier, low cost supplier of lithium, potassium nitrate, iodine and other strategic minerals, serving global clients in the energy, fertilizer and specialty chemical industries. Additional information regarding the Company can be found in our recent filings with the Securities and Exchange Commission (“SEC”) as well as the information maintained on our website www.li3energy.com.

Forward-Looking Statements

Any statements contained herein which are not statements of historical fact may be deemed to be forward-looking statements, including, without limitation, statements identified by or containing words like "believes,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “potential,” “target,” “goal,” “plans,” “objective,” “should”, or similar expressions. The Company gives no assurances the assumptions upon which such forward-looking statements are based will prove correct. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed herein due to many factors, including, without limitation: validation of the POSCO Canada and/or R3 Fusion technology; issuance of necessary government consents; confirmation of initial exploration results; the Company's ability to raise additional capital for exploration; development and commercialization of the Company's projects; future findings and economic assessment reports; the Company's ability to identify appropriate corporate acquisition or joint venture opportunities in the lithium mining sector and to establish appropriate technical and managerial infrastructure; political stability in countries in which we operate; and lithium prices. For further information about risks faced by the Company, and its Maricunga Project, see the “Risk Factors” section of the Company’s Form S-1/A, filed with the SEC on March 6th, 2012. The Company undertakes no obligation to update any forward-looking statement contained herein to reflect events or circumstances which arise after the date of this release.

Contact: Li3 Energy, Inc.

Luis Saenz, Chief Executive Officer

Marchant Pereira 150 Oficina 803

Providencia, Santiago - Chile

info@li3energy.com

Marc S. Lubow, Vice President

(904) 645 - 9549

marc.lubow@li3energy.com